Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO U.S. SMALL/MID CAP VALUE FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Institutional Fund Trust - U.S. Small/Mid Cap Value Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                   Votes     Votes      Broker
Matter                                                Votes For   Against   Abstain   Non-Votes
------                                                ---------   -------   -------   ---------
(1) Approve an Agreement and Plan of Reorganization   2,634,660      0        688         0